Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Energy Transfer Corp LP of our report dated February 21, 2014, except for Note 16 to the consolidated financial statements appearing under Item 8 of Williams Partners L.P. (formerly known as Access Midstream Partners, L.P.) 2013 Annual Report on Form 10K/A, as to which the date is March 3, 2014, and except for the effects of the capital structure change described in Note 1, as to which the date is February 25, 2015 relating to the financial statements of Williams Partners L.P., formerly known as Access Midstream Partners L.P. (not separately presented herein), which appears in the Williams Companies Inc.’s Current Report on Form 8-K dated May 7, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

November 24, 2015